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                                                                    Exhibit 10.4


                                  [LETTERHEAD]


August 4, 2003

Named Executive

Reference is hereby made to that certain Employment Agreement between ResortQuest International, Inc. (the "COMPANY") and you dated as of October 6, 2002 ("EMPLOYMENT AGREEMENT"). All capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

As you know, effective June 15, 2003, the Company is relocating its headquarters to Destin, Florida. The board of directors of the Company believes that this relocation is in the best interest of the Company and its shareholders and will ultimately maximize the return to the shareholders. In connection with this relocation, the board of directors has requested that you relocate to Destin, Florida. The board of directors acknowledges the personal sacrifice that you are making to relocate your family to Destin, Florida and desires to compensate you in the event that your employment is terminated in connection with a Change of Control that occurs within one year of your relocation.

Therefore, if at any time during the period commencing on June 15, 2003 and ending on June 15, 2004 (the "CHANGE OF CONTROL PERIOD"), following a Change of Control, your employment is terminated by the Company Without Cause or by you for Good Reason, in addition to the compensation that you are entitled to receive pursuant to Section 8(b) of your Employment Agreement, the Company will pay you an additional amount equal to one and one-half times your Base Salary (the "RELOCATION PAYMENT"). Such payment will be paid in full in cash by the Company within fifteen (15) days of the date of termination (or such later date as is necessary for you to execute the release described in Section 14(e) of the Employment Agreement (the "RELEASE")). Also, if your employment is terminated by the Company Without Cause at any time during the one hundred fifty (150)-day period prior to a Change of Control, provided such Change of Control occurs during the Change of Control Period, the Company will pay you the Relocation Payment. Such payment will be paid in full in cash by the Company within fifteen
(15) days of the closing date of the transaction giving rise to the Change of Control (or such later date as is necessary for you to execute the Release).

Finally, your Employment Agreement shall be amended to add to Section 8, a new provision (c) that reads as follows:

         "(c) TAX MATTERS. If the Excise Tax on Excess Parachute Payments will be imposed on Executive under section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") as a result of Executive's receipt of the monies to be paid to Executive as a result of Executive's termination of employment Without Cause or for Good Reason pursuant to Section 7(e) or 8(b) of this Agreement (the "BENEFITS"), the Company shall indemnify Executive and hold him harmless against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes. To effect this indemnification, the Company shall pay to Executive the Additional




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Amount which is sufficient to indemnify and hold Executive harmless from the application of Code sections 280G and 4999, including the amount of (i) the Excise Tax that will be imposed on Executive under section 4999 of the Code with respect to the Benefits; (ii) the additional (A) Excise Tax under section 4999 of the Code, (B) hospital insurance tax under section 3111(b) of the Code and
(C) federal, state and local income taxes for which Executive is or will be liable on account of the payment of the amount described in subitem (i); and
(iii) the further excise, hospital insurance and income taxes for which Executive is or will be liable on account of the payment of the amount described in subitem (ii) and this subitem (iii) and any other indemnification payment under this Agreement. The Additional Amount shall be calculated and paid to Executive at the time that the Benefits are paid to Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the termination of Executive's employment occurs shall be used. Nothing in this paragraph shall give Executive the right to receive indemnification from the Company for federal, state or local income taxes or hospital insurance taxes payable solely as a result of Executive's receipt of
(a) the Benefits, or (b) any additional payment, benefit or compensation other than the Additional Amount. As specified in items (ii) and (iii), above, all income, hospital insurance and additional Excise Taxes resulting from additional compensation in the form of the Excise Tax payment specified in item (i), above, shall be paid to Executive. For the purposes of this Section: (A) "ADDITIONAL AMOUNT" means the amount the Company shall pay to Executive in order to indemnify Executive against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes (including additional taxes on such Additional Amount) incurred by Executive as a result of Executive receiving the Benefits as further described in Sections 7(e) and 8(b) of this Agreement; (B) "EXCESS PARACHUTE PAYMENTS" has the meaning set forth in Section 280G of the Code, and
(C) "EXCISE TAX" means a tax on Excess Parachute Payments imposed pursuant to Code section 4999.

                  (i) The determination of whether the Executive shall be entitled to the Additional Amount as provided in this Section 8(c) and the calculation of the Additional Amount shall be made at the Company's expense by an accounting firm selected by the Company from among the four largest accounting firms in the United States (the "ACCOUNTING FIRM"). The Accounting Firm shall provide its determination (the "DETERMINATION"), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the date of termination of employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If the Accounting Firm determines that an Excise Tax would be payable, the Company shall pay the Executive the Additional Amount calculated by the Accounting Firm in the Determination which Determination shall be binding, final and conclusive upon the Company and Executive.

                  (ii) The provisions of this Section 8(c) are illustrated by the following example:




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                  Assume that the Benefits result in a total federal, state and local income tax and hospital insurance tax liability of $180,000; and an Excise Tax liability under Code section 4999 of $70,000. Under such circumstances, the Executive is solely responsible for the $180,000 income and hospital insurance tax liability; and the Company must pay to the Executive $70,000, plus an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance taxes, and Excise Taxes that will result from the $70,000 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial $70,000 payment.

                  (iii) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the Determination, it is possible that payment of an Additional Amount which will not have been paid by the Company should have been made ("UNDERPAYMENT") or payment of an Additional Amount will have been made by the Company which should not have been made ("OVERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are fully reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax."

Except as set forth herein, all other provisions of your Employment Agreement will remain in full force and effect. If you are in agreement with the terms of this Letter Agreement, please execute the copy provided and return it to the Company.

Very truly yours,

RESORTQUEST INTERNATIONAL, INC.


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AGREED TO AND
ACKNOWLEDGED BY:

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J. Mitchell Collins